  As filed with the Securities and Exchange Commission on February 11, 2000.
                                                     Registration No. 333-93533
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                ---------------
                                   Amendment

                                    No. 2 to



                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------
                              Register.com, Inc.
            (Exact name of registrant as specified in its charter)

   Delaware                              7379                    11-3239091
(State or other jurisdiction of (Primary standard industrial  (I.R.S. employer
incorporation or organization)  classification code number)    identification
                                                                   number)
                                ---------------
                         575 Eighth Avenue, 11th Floor
                              New York, NY 10018
                           Telephone: (212) 798-9100
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                ---------------
                               Richard D. Forman
                     President and Chief Executive Officer
                              Register.com, Inc.
                         575 Eighth Avenue, 11th Floor
                              New York, NY 10018
                           Telephone: (212) 798-9100
(Name, address, including zip code, and telephone number, including area code of agent for service)
                                ---------------
                                  Copies to:

   Alexander D. Lynch, Esq.                    Stacy J. Kanter, Esq.
    Scott L. Kaufman, Esq.              Skadden, Arps, Slate, Meagher & Flom LLP
 Brobeck, Phleger & Harrison LLP                Four Times Square
  1633 Broadway, 47th Floor                     New York, NY 10036
    New York, NY 10019                             (212) 735-3000
                                ---------------
                                (212) 581-1600
     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / ________
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                                ---------------
                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------
                                                    Proposed Maximum
             Title of Each Class of                     Aggregate             Amount of
           Securities to be Registered             Offering Price (1)    Registration Fee (2)
Common stock, par value $0.0001 per share ......       $97,750,000             $25,806
----------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o).
(2) $21,120 was previously paid at the time of the initial filing on December 23, 1999.
                               ---------------
     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

     The following table sets forth an estimate of the costs and expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the issuance and distribution of the common stock being registered.

  SEC registration fee ...................................   $   25,806
  NASD fee ...............................................       10,275
  NASDAQ listing fee .....................................       95,000
  Legal fees and expenses ................................      450,000
  Accounting fees and expenses ...........................      325,000
  Printing expenses ......................................      225,000
  Blue sky fees and expenses .............................        5,000
  Transfer Agent and Registrar fees and expenses .........        3,500
  Miscellaneous ..........................................       60,419
                                                             ----------
      Total ..............................................   $1,200,000
                                                             ==========

Item 14. Indemnification of Directors and Officers

     The registrant's certificate of incorporation in effect as of the date hereof, and the registrant's certificate of incorporation to be in effect upon the closing of this offering (collectively, the "Certificate") provides that, except to the extent prohibited by the Delaware General Corporation Law, as amended (the "DGCL"), the registrant's directors shall not be personally liable to the registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the registrant. Under the DGCL, the directors have a fiduciary duty to the registrant which is not eliminated by this provision of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by DGCL. This provision does not limit the directors' responsibilities under any other laws, including the federal securities laws or state or federal environmental laws. The registrant maintains liability insurance for its officers and directors.

     Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under
Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. The Certificate eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provides that the registrant shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the registrant, or is or was serving at the request of the registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

     At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Certificate. The registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Item 15. Recent Sales of Unregistered Securities

    Within the last three years, the Registrant has sold and issued the following securities:

    (1) In December 1997, the Registrant issued 11,200 shares of common stock to Kenneth Greif, the managing member of Internet Web Builders LLC, one of its stockholders.

    (2) From January 1997 through December 1997, the Registrant granted employees options to purchase 35,000 shares of common stock at a weighted average exercise price of $0.17.

    (3) In January and May 1998, the Registrant issued an aggregate of 6,440,000 shares of common stock to Internet Web Builders LLC, Capital Express LLC, Richard D. Forman and Peter A Forman, at a purchase price of $0.36 per share, with proceeds, net of offering expenses, of $2,290,732. In connection with these transactions, the Registrant issued to Niles H. Cohen and Zachary Prenskey warrants to acquire an aggregate of 571,669 shares of common stock at an exercise price of $0.36 per share and 571,669 shares of common stock at an exercise price of $0.86 per share. The Registrant also issued to Richard D. Forman, Peter A. Forman, Dan B. Levine and Capital Express LLC, stockholders of record prior to the private placement, warrants to purchase 2,450,001 shares of its common stock at an exercise price of $0.36 per share. These warrants were modified in June 1999 to increase the exercise price to $0.97 per share.

    (4) In June 1998, the Registrant issued 446,666 shares of common stock to a RHL Investors LLC at a purchase price of $0.43 per share, with proceeds of $200,000.

    (5) In August 1998, the Registrant issued 13,503 shares of common stock to James Krantz, a consultant, in consideration for services.

    (6) In September 1998, the Registrant issued to Steve Klebe, a consultant, warrants to purchase an aggregate of 3,500 shares of common stock at an exercise price of $0.43 per share.

    (7) From January 1998 through December 1998, the Registrant granted employees options to purchase 745,850 shares of common stock at a weighted average exercise price of $0.41.

    (8) In March 1999, the Registrant issued 1,499,999 shares of exchangeable preferred stock to Palisade Private Partnership, LP at a price of $2.00 per share, with proceeds, net of expenses, of $2,840,775. The Registrant also issued warrants to purchase 420,000 shares of common stock at an exercise price of $2.14 per share to Palisade Private Partnership, LP for financial advisory services.

    (9) In May 1999, the Registrant issued 2,041,666 shares of its common stock to Staples, Inc. at a purchase price of $3.43 per share for an aggregate purchase price of $6,999,996. In connection with the transaction, the Registrant also issued warrants to purchase 700,000 shares of common stock at an exercise price of $.0029 per share.

   (10) In June and July 1999, the Registrant issued 4,694,333 shares of its Series A Convertible Preferred Stock to Bayview Investors Ltd., Bessemer Venture Partners IV L.P., Bessec Ventures IV L.P., Staples, Inc., Concentric Network Corporation, Sandler Capital Partners IV L.P., Sandler Capital IV FTE Partners, L.P., Sandler Capital Management, Hikari Tsushin Inc., Irwin Leiber, Barry Rubenstein, Richard A. Forman, Alan G. Breitman, Brian L. Greenspun Separate Property Trust, Internet Web Builders LLC, Peter D. Forman, and Dan B. Levine, at a price of $3.43 per share, with proceeds, net of offering expenses, of $15,290,021. In connection with the transaction, the Registrant also issued warrants to acquire an aggregate of 938,888 shares of common stock at an exercise price of $3.43 per share.

   (11) In February 1999, the Registrant issued to Terrence Kaliner, a consultant, a warrant to purchase 29,999 shares of common stock at an exercise price of $0.57 per share. In March 1999, the Registrant issued to Robert Lessin, a consultant, a warrant to purchase 5,250 shares of common stock at $0.57 per share. In May 1999, the Registrant issued to Peter Varava, a consultant, a warrant to purchase 5,250 shares at an exercise price of $1.43 per share. In June 1999, the Registrant issued to Stuart Levi, a consultant, a warrant to purchase 5,250 shares of common stock at an exercise price of $1.57 per share. In November 1999, the Registrant issued to Peter Varvara, a consultant, a warrant to purchase 12,250 shares of common stock at an exercise price of $2.86 per share.

   (12) From January 1999 through December 1999, the Registrant granted employees options to purchase 1,063,510 shares of common stock at a weighted average exercise price of $1.28.

     Legg Mason Wood Walker, Incorporated was the placement agent for the equity sales in March, May, June and July 1999. In connection with its services, it was issued warrants to purchase 494,449 shares of common stock at an exercise price of $4.08 per share.

     The issuances of the above securities were issued in transactions exempt from registration under the Securities Act in reliance upon Section 4(2) thereof as transactions by an issuer not involving any public offering. In addition, the issuances of employee options described above were issued in transactions exempt from registration under the Securities Act in reliance upon Rule 701 and/or Rule 4(2) promulgated under the Securities Act. The issuances in Items 8, 9 and 10 and the issuance to Internet Web Builders, LLC in Item 3 were issued in transactions exempt from registration under the Securities Act in reliance upon Section 506 of Regulation D.

     All share numbers in this registration statement have been adjusted to reflect a 3.5-for-one stock split of our common stock that was effectd in January 2000 in the form of a stock dividend.

Item 16. Exhibits and Financial Statement Schedules

     (a) Exhibits


  Exhibit
   Number                                    Description
   ------                                    -----------
  1.1*      Form of underwriting agreement.
  3.1+      Certificate of Incorporation, as amended.
  3.2+      Form of amended and restated certificate of incorporation to be in effect upon the closing of the offering.
  3.3+      Bylaws.
  3.4+      Form of amended and restated bylaws to be in effect upon the closing of the offering.
  4.1*      Specimen common stock certificate.

  4.2+      See Exhibits 3.1, 3.2, and 3.3 for provisions of the certificate of incorporation and bylaws defining the rights of holders of Common Stock.
  4.3+      Registration Rights Agreements.
  4.4+      Amended and Restated Stockholders Agreement.
  4.5+      Certificate of designations, preferences and relative, participating, optional and other special rights of preferred stock and qualifications, limitations and restrictions of Series A Convertible Preferred Stock.
4.6.1+      Form of warrant to purchase common stock issued to Series A Convertible
            Preferred Stockholders.
4.6.2+      Warrant to purchase common stock issued to Staples, Inc.
4.6.3+      Warrant to purchase common stock issued to Palisade Private Partnership, LP.
4.6.4+      Form of warrant to purchase common stock issued to Niles H. Cohen and
            Zachary Prensky.
4.6.5+      Form of Amended and Restated Common Stock Purchase Warrant -- Series A
            issued to Richard D. Forman, Peter A. Forman, Dan Levine and Capital Express
            LLC.
4.6.6+      Warrants to purchase common stock issued to Legg Mason Wood Walker,
            Incorporated.
4.6.7+      Form of warrant to purchase common stock issued to consultants.
4.6.8+      Warrant to purchase common stock issued to Terrence Kaliner.
4.7.1+      Employee Stock Option Certificate issued to Richard D. Forman.
4.7.2+      Stock Option Certificate issued to Pondfield Associates, Inc.
   5.1      Opinion of Brobeck, Phleger & Harrison LLP.
 10.1+      1997 Stock Option Plan.
 10.2+      1999 Stock Option Plan.
 10.3+      Registrar Accreditation Agreement, dated November 30, 1999, by and between
            ICANN and Register.com, Inc.
 10.4+      Registrar License and Agreement, dated December 13, 1999, by and between
            Network Solutions, Inc. and Register.com, Inc.
 10.5+      Lease between Pennbus Realties, Inc. and Forman Interactive Corp.
 10.6+      2000 Stock Incentive Plan.
 10.7+      Employee Stock Purchase Plan.
 10.8+      Employment Agreement with Richard D. Forman.
 10.9+      Employment Agreement with Jack S. Levy.
 10.10**    Marketing Agreement, dated as of May 21, 1999, with Staples, Inc.
 10.11**    Joint Marketing and Distribution Agreement, dated as of June 25, 1999, with
            Concentric Network Corporation.
 23.1+      Consent of PricewaterhouseCoopers LLP.
 23.2       Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1).
 24.1+      Powers of attorney (please see Signature Page).
 24.2+      Power of attorney of Reginald Van Lee.
 27.1+      Financial Data Schedule.

-------------
*  To be filed by amendment.
** Application has been made to the Commission to seek confidential treatment of certain provisions. Omitted material for which confidential treatment has been requested has been filed separately with the Commission.
+  Previously filed.

     (b) Financial Statement Schedules

Schedule II--Valuation and Qualifying Accounts

 Page Number                               Description
      S-1      Report of Independent Accountants on Financial Statement Schedule

      S-2      Schedule II -- Valuation and Qualifying Accounts

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

Item 17. Undertakings

     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

       (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424 (b) (1) or (4) or 497 (h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

       (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 14th day of February 2000.



                                            REGISTER.COM, INC.


                                            By: /s/ Richard D. Forman
                                              --------------------------------
                                              Richard D. Forman
                                              President and Chief Executive
                                            Officer


                               POWER OF ATTORNEY


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities indicated on February 14, 2000:




                            Signature                                                 Title(s)
                            ---------                                                 --------

/s/ Richard D. Forman                                              President, Chief Executive Officer and
-----------------------------------                                Director (Principal Executive Officer)
Richard D. Forman

             *                                                      Vice President of Finance and Accounting
------------------------------------                                (Principal Accounting and Financial Officer)
Alan G. Breitman

             *
-------------------------------------
Peter A. Forman                                                    Director

             *
-------------------------------------
Niles H. Cohen                                                     Director

             *
-------------------------------------
Samantha McCuen                                                    Director

             *
-------------------------------------
Mark S. Hoffman                                                    Director

             *
-------------------------------------
Reginald Van Lee                                                   Director


*By: /s/ Richard D. Forman
     --------------------------------
    Richard D. Forman
    Attorney-in-Fact

                     Report of Independent Accountants on
                         Financial Statement Schedule


To the Board of Directors
of Register.com, Inc.


Our audits of the financial statements referred to in our report dated January 31, 2000 appearing in the prospectus constituting part of this Registration Statement on Form S-1 of Register.com, Inc. also included an audit of the financial statement schedule listed in Part II herein. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements.




PricewaterhouseCoopers LLP
New York, New York
January 31, 2000

Schedule II -- Valuation and Qualifying Accounts






                                               Balance at     Charged to                    Balance at
                                                Beginning      Costs and                      Ending
                                                of Period      Expenses      Deductions     of Period
                                              ------------   ------------   ------------   -----------
For the year ended December 31, 1997:
  Provision for doubtful accounts .........      $    --       $ 75,764       $ 55,000     $ 20,764
                                                 =======       ========       ========     ========

For the year ended December 31, 1998:
  Provision for doubtful accounts .........      $20,764       $ 72,232       $ 27,049     $ 65,947
                                                 =======       ========       ========     ========

For the year ended December 31, 1999:
  Provision for doubtful accounts .........      $65,947       $536,585       $288,016     $314,516
                                                 =======       ========       ========     ========


                                 EXHIBIT INDEX

   Exhibit
    Number                                        Description
    ------                                        -----------
    1.1*      Form of underwriting agreement.
    3.1+      Certificate of Incorporation, as amended.
    3.2+      Form of amended and restated certificate of incorporation to be in effect upon the closing of the offering.
    3.3+      Bylaws.
    3.4+      Form of amended and restated bylaws to be in effect upon the closing of the offering.
    4.1*      Specimen common stock certificate.
    4.2+      See Exhibits 3.1, 3.2, and 3.3 for provisions of the certificate of incorporation and bylaws defining the rights of holders of Common Stock.
    4.3+      Registration Rights Agreements.
    4.4+      Amended and Restated Stockholders Agreement.
    4.5+      Certificate of designations, preferences and relative, participating, optional and other special rights of preferred stock and qualifications, limitations and restrictions of Series A Convertible Preferred Stock.
  4.6.1+      Form of warrant to purchase common stock issued to Series A Convertible
              Preferred Stockholders.
  4.6.2+      Warrant to purchase common stock issued to Staples, Inc.
  4.6.3+      Warrant to purchase common stock issued to Palisade Private Partnership, LP.
  4.6.4+      Form of warrant to purchase common stock issued to Niles H. Cohen and
              Zachary Prensky.
  4.6.5+      Form of Amended and Restated Common Stock Purchase Warrant -- Series
              A issued to Richard D. Forman, Peter A. Forman, Dan Levine and Capital
              Express LLC.
  4.6.6+      Warrants to purchase common stock issued to Legg Mason Wood Walker,
              Incorporated.
  4.6.7+      Form of warrant to purchase common stock issued to consultants.
  4.6.8+      Warrant to purchase common stock issued to Terrence Kaliner.
  4.7.1+      Employee Stock Option Certificate issued to Richard D. Forman.
  4.7.2+      Stock Option Certificate issued to Pondfield Associates, Inc.
    5.1       Opinion of Brobeck, Phleger & Harrison LLP.
   10.1+      1997 Stock Option Plan.
   10.2+      1999 Stock Option Plan.
   10.3+      Registrar Accreditation Agreement, dated November 30, 1999, by and between ICANN and Register.com, Inc.
   10.4+      Registrar License and Agreement, dated December 13, 1999, by and between Network Solutions, Inc. and Register.com, Inc.
   10.5+      Lease between Pennbus Realties, Inc. and Forman Interactive Corp.
   10.6+      2000 Stock Incentive Plan.
   10.8+      Employment Agreement with Richard D. Forman.
   10.9+      Employment Agreement with Jack S. Levy.
   10.10**    Marketing Agreement, dated as of May 21, 1999, with Staples, Inc.
   10.11**    Joint Marketing and Distribution Agreement, dated as of June 25, 1999, with
              Concentric Network Corporation.
   10.7+      Employee Stock Purchase Plan.
   23.1+      Consent of PricewaterhouseCoopers LLP.
   23.2       Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1).
   24.1+      Powers of attorney.
   24.2+      Power of attorney of Reginald Van Lee.
   27.1+      Financial Data Schedule.


-------------
 * To be filed by amendment.
** Application has been made to the Commission to seek confidential treatment of certain provisions. Omitted material for which confidential treatment has been requested has been filed separately with the Commission.
 + Previously filed.